Exhibit 10.1

EXHIBIT A

PROMISSORY NOTE (Modified December 21, 2008)

FOR VALUE RECEIVED, Bio-Matrix Scientific Group, Inc. hereby promises to pay to the order of Bombardier Pacific Ventures Inc.,   the sum of one thousand dollars ($1,000)  principal, together with simple interest thereon at the rate of 10 %  per annum.  Said sum shall be paid in the manner following:

Principal and all accrued interest from September 29, 2008 shall be paid on November 29, 2009

This Note shall at the option of the holder hereof be immediately due and payable upon the filing by the undersigned of an assignment for the benefit of creditors, bankruptcy, or for relief under any provisions of the Bankruptcy Code; or by suffering an involuntary petition in bankruptcy or receivership not vacated within thirty days.

In the event this Note shall be in default, and placed with an attorney for collection, then the undersigned agree to pay all  reasonable attorney fees and costs of collection.

Payments not made within thirty days of due date shall be subject to a late charge of 10% of said payment per month for each month past the due date.  All payments hereunder shall be made to such  address as may from time to time be designated by any holder hereof.

IN WITNESS WHEREOF, this Agreement has been executed by each of the parties hereto on the date first above written.

PURCHASER		SELLER

By:	/s/ David R. Koos	By:	/s/ David R. Koos

David R. Koos, Chairman & CEO Bio-Matrix Scientific Group Inc.		David R. Koos, Chairman & CEO Bombardier Pacific Ventures Inc.